NEWS BULLETIN
FROM:

[DT INDUSTRIES LOGO]                                       907 West Fifth Street
                                                               Dayton, OH  45407

--------------------------------------------------------------------------------

FOR FURTHER INFORMATION:
AT THE COMPANY:                             AT FRB/WEBER SHANDWICK
JOHN M. CASPER                              LISA FORTUNA
CHIEF FINANCIAL OFFICER                     LFORTUNA@WEBERSHANDWICK.COM
(937) 586-5600                              (312) 266-7800

FOR IMMEDIATE RELEASE
WEDNESDAY, FEBRUARY 5, 2003

                  DT INDUSTRIES REPORTS SECOND QUARTER RESULTS
                  --------------------------------------------

DAYTON, OH, FEBRUARY 5, 2003 -- DT INDUSTRIES, INC. (NASDAQ: DTII), a designer, manufacturer and integrator of automated production systems used to assemble, test or package industrial and consumer products, today reported a net loss of $5.4 million or $0.23 per share, for the three months ended December 29, 2002 compared with a net loss of $905,000, or $0.09 per share, in the corresponding prior year period. Net sales decreased $26.4 million to $62.3 million for the three months ended December 29, 2002 from the corresponding prior year period. The Company incurred an operating loss of $6.1 million for the three months ended December 29, 2002, compared to operating income of $3.2 million realized in the same period last year. The operating loss in the second quarter of fiscal 2003 includes a $1.7 million restructuring charge following the announcement on December 13, 2002 that the Company would be closing its Erie, Pennsylvania facility and moving the operations to its Buffalo Grove, Illinois facility as part of the integration of its Precision Assembly segment. During the second quarter of fiscal 2002, the Company recorded a restructuring charge of $1.5 million related to the consolidation of two Packaging Segment locations.

As a result of the second quarter financial results, the Company did not meet certain financial covenants under its senior credit facility, including the required minimum trailing 12 months EBITDA covenant in October, November and December 2002. The Company has been operating under a temporary waiver and expects to finalize an amendment to the senior credit facility which will provide a permanent waiver of these covenant defaults and establish new covenant levels for the remainder of the term of the facility. The Company anticipates that this amendment will also reduce availability under the revolving credit line to approximately $60.0 million from $66.0 million and increase borrowing rates. The Company expects that the $60.0 million revolving credit line provides sufficient funds to operate the business and meet capital resources needs, as currently anticipated.

Second quarter fiscal 2003 order inflow was $58.3 million, down from $88.3 million in the prior year quarter and up slightly from the $55.2 million in the first quarter. Backlog at the end of the second quarter was $124.5 million, compared with $151.4 million a year earlier and $142.8 million at the end of fiscal year 2002.



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Stephen J. Perkins, President and CEO, said, "The continued slow order pace for
DTI's products resulted in a 12% decline in orders for the first half of 2003 compared to last year's first half." While proposal activity continues at reasonable levels, the Company cannot project when ordering will return to levels experienced prior to the onset of the current capital spending recession. Due to its current fixed manufacturing costs, the Company does not expect to achieve the production efficiencies necessary to attain acceptable levels of gross profit margins until the Company's backlog, presently $124.5 million, returns to a sustainable level of at least $150 million.

For the six months ended December 29, 2002, the Company incurred a net loss of $6.3 million, or $0.26 per share, on net sales of $131.7 million compared to a net loss of $296,000, or $0.03 per share, on net sales of $189.1 million during the comparable six months of the prior year.

The lower level of revenues contributed to a decline in the Company's gross profit percentage realized on revenues from 20.4% in the first half of fiscal 2002 to 17.5% in the first half of the current year. Approximately 1.1% of this decline was a result of additional costs incurred on contracts which were transferred from the Company's closed Rochester, New York operation to other locations during the third quarter of fiscal 2002. The Company does not expect to incur this type of cost in future periods.

As previously announced, the Company's consolidated financial results have been restated for the first three quarters of fiscal 2002 and fiscal years 2001, 2000 and 1999 as a result of accounting adjustments made at its Erie, Pennsylvania plant, which was part of the Precision Assembly Segment. For a full discussion of the adjustments, please see the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and Current Report on Form 8-K/A dated December 27, 2002.

SEGMENT HIGHLIGHTS
------------------

Financial results across all segments reflect the decrease in volume and underabsorption of manufacturing overheads.

The Material Processing Segment experienced a decrease in sales of $9.3 million, or 30%, to $22.0 million for the second quarter of fiscal 2003 while the operating income on those sales decreased to $917,000 compared to $3.6 million in the same period last year. Backlog at the end of the second quarter of fiscal 2003 was $50.9 million compared to $60.4 million at the end of the second quarter last year and $54.7 million at the end of fiscal year 2002. The Detroit Tool & Engineering division within this segment incurred $900,000 of additional costs during the second quarter of fiscal 2003 associated with the process and equipment development for the initial line of Earthshell's biodegradable foam laminate packaging equipment. DTE expects to deliver the first machine during the third quarter of the current fiscal year.

The Assembly and Test Segment, which primarily serves the auto, truck and heavy equipment industries, saw its sales for the second quarter of fiscal 2003 decline 39% to $20.0 million from $33.0 million in the same period a year earlier. The segment incurred an operating loss in the second quarter of


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fiscal 2003 of $2.1 million compared to an operating loss of $1.1 million in the year earlier period. Backlog at the end of the second quarter of fiscal 2003 was $46.9 million compared to $55.3 million at the end of the second quarter last year and $48.2 million at the end of fiscal year 2002.

The Precision Assembly Segment sales were $9.7 million for the second quarter of fiscal 2003 compared to $15.2 million in the same period last year. The segment incurred an operating loss of $2.8 million compared to income of $1.6 million in last year's quarter. The operating loss in the second quarter of fiscal 2003 included the $1.7 million restructuring charge resulting from the decision to shut down the Erie, Pennsylvania facility. Backlog at the end of the second quarter of fiscal 2003 stood at $13.1 million compared to $25.5 million at the end of the second quarter last year and $24.8 million at the end of fiscal year 2002.

The Packaging Segment sales for the second quarter of fiscal 2003 were $10.5 million compared to last year's second quarter level of $9.0 million. The segment incurred an operating loss of $23,000 compared to an operating loss of $736,000 recorded in the year earlier period. During the second quarter of fiscal 2003, the Packaging Segment incurred $500,000 of costs to complete the relocation and personnel training required to transition the Kalish product line to Leominster, MA. The Packaging Segment expects costs related to the relocation to be nominal in the remainder of the current fiscal year as these relocation activities are near completion. Backlog in the Company's Packaging Segment stands at $13.6 million at the end of the second quarter of fiscal 2003 compared to $16.7 million in the same quarter last year and $15.0 million at the end of fiscal year 2002.

SALE OF ASSETS
--------------

In January 2003, the Company completed the sale of its former DT Packaging Systems, Leominster, Massachusetts facility, relocating that business to a new leased facility in Leominster. Net proceeds of $1.3 million, which approximated the net book value of the assets sold, were used to pay down the senior credit facility.

The Company has entered into an agreement to sell its Erie manufacturing facility. Net proceeds will be used to pay down the senior credit facility. The transaction is expected to be closed during the third quarter of the current fiscal year.

OUTLOOK FOR REMAINDER OF FISCAL YEAR 2003
-----------------------------------------

Perkins concluded, "The weak economy continues to make forecasting extremely challenging and our operating results reflect the depressed level of capital equipment spending by our customers as well as the effects of pricing pressures. We continue to actively bid numerous projects across all of our business segments but customers are still postponing buying decisions.

"DTI will continue to focus on its continuous improvement/lean thinking initiative to further reduce costs to reduce breakeven levels, the completion of our previously announced consolidation plans, and the development of new applications such as the previously announced success in obtaining multiple orders for Earthshell packaging equipment. We expect these efforts to position DTI for a return to profitability once our customers' capital spending levels return to normal."


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CONFERENCE CALL

DT Industries has scheduled its quarterly conference call for February 5 at 11 a.m. EST, which will be webcast on the Internet by Vcall. To attend this virtual conference, log in at http://www.vcall.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software. To participate in the live audio call, dial 706-634-1012 or 800-437-4632 at least 5 minutes before start time.

A replay of the webcast will be accessible on the Vcall website for one week. A replay of the call will also be available until 12:00 midnight EST on February 12, 2003, by dialing 706-645-9291. The confirmation number for the replay is 7652043.

Certain information contained in this press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements comprising all statements herein that are not historical reflect the Company's current expectations and projections about our future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to us and our interpretation of what we believe to be significant factors affecting our businesses, including many assumptions regarding future events. References to the words "expect", "anticipate", and similar expressions used herein indicate such forward-looking statements. Our actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors, including the amount and availability of, and restrictions and covenants relating to, our indebtedness under our senior credit facility, our ability to achieve anticipated cost savings from our corporate restructuring, our ability to upgrade and modify our financial, information and management systems and controls to manage our operations on an integrated basis and report our results, economic downturns in industries or markets served, delays or cancellations of customer orders, delays in shipping dates of products, significant cost overruns on projects, the loss of a key customer, excess product warranty expenses, significant restructuring or other special non-recurring charges, foreign currency exchange rate fluctuations, changes in interest rates, any adverse impact of restating our historical financial statements, including any proceedings relating to the restatement, and other factors under "Risk Factors" described in our Prospectus dated January 14, 2003, as filed with the SEC.

You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

                          -FINANCIAL TABLES TO FOLLOW-


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DT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)
--------------------------------------------------------------------------------

                                                                                 December 29,            June 30,
                                                                                     2002                  2002
                                                                                 ------------          ------------
ASSETS

Current assets:
     Cash and cash equivalents                                                    $   7,001              $ 18,847

     Accounts receivable, net                                                        44,845                54,936

     Costs and estimated earnings in excess of amounts
      billed on uncompleted contracts                                                28,559                29,288

     Inventories, net                                                                31,377                26,777

     Prepaid expenses and other                                                      13,685                 8,809
                                                                                  ------------          ------------

          Total current assets                                                      125,467               138,657

Property, plant and equipment, net                                                   36,906                37,329

Goodwill, net                                                                       126,578               125,538

Other assets, net                                                                     5,413                 6,886
                                                                                  ------------          ------------
                                                                                  $ 294,364              $308,410
                                                                                  ============          ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Senior secured term and revolving credit facility                            $   6,000              $  6,000

     Current portion of other long-term debt                                             95                 5,140

     Accounts payable                                                                17,905                21,049

     Customer advances                                                               15,632                13,124

     Billings in excess of costs and estimated earnings on uncompleted               11,559                12,020
       contracts
     Accrued liabilities                                                             24,429                29,595
                                                                                  ------------          ------------

          Total current liabilities                                                  75,620                86,928
                                                                                  ------------          ------------

Long-term debt (Note 1)                                                              48,055                45,381

Other long-term liabilities                                                           2,799                 3,285
                                                                                  ------------          ------------

          Total long-term obligations                                                50,854                48,666
                                                                                  ------------          ------------

COMMITMENTS AND CONTINGENCIES

Company-obligated, mandatorily redeemable convertible preferred securities of subsidiary DT Capital Trust holding solely convertible junior subordinated
debentures of the Company                                                            36,203                35,401
                                                                                  ------------          ------------

Stockholders' equity:

     Preferred stock, $0.01 par value; 1,500,000 shares authorized; no shares issued and outstanding
     Common stock, $0.01 par value; 100,000,000 shares authorized; 23,647,932 shares issued and outstanding at December 29, 2002 and June 30, 2002,
          respectively                                                                  246                   246


     Additional paid-in capital                                                     188,546               188,546


     Accumulated deficit                                                            (32,180)              (25,922)


     Accumulated other comprehensive loss                                            (1,550)               (1,918)


     Unearned portion of restricted stock                                              (308)                 (470)

     Less -
          Treasury stock (988,488 shares at December 29, 2002 and June 30, 2002,
             respectively), at cost                                                 (23,067)              (23,067)
                                                                                  ------------          ------------

          Total stockholders' equity                                                131,687               137,415
                                                                                  ------------          ------------
                                                                                  $ 294,364              $308,410
                                                                                  ============          ============

Note 1 - The Company is discussing a proposed amendment with its senior lenders to waive certain covenant defaults existing at December 29, 2002 and to establish new covenants for the remainder of the term of the facility. If the Company is not able to satisfactorily complete the amendment prior to filing its Quarterly Report on Form 10-Q, $47,967 of this debt will be reclassified as current at December 29, 2002.


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DT INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)
--------------------------------------------------------------------------------

                                                       Three months ended                         Six months ended

                                                                      December 23,                              December 23,
                                                 December 29,             2001             December 29,             2001
                                                     2002              As Restated             2002             As Restated
                                                 ------------         ------------         ------------         ------------
Net sales                                         $    62,268          $    88,661          $   131,710          $  189,092
Cost of sales                                          53,090               70,733              108,658             150,565
                                                 ------------         ------------         ------------         ------------
Gross profit                                            9,178               17,928               23,052              38,527

Selling, general and
   administrative expenses                             13,625               13,176               26,822              28,192

Restructuring charges                                   1,700                1,521                1,700               1,521
                                                 ------------         ------------         ------------         ------------
Operating income (loss)                                (6,147)               3,231               (5,470)              8,814

Interest expense, net                                   1,544                3,198                2,982               6,365

Accrued dividends on Company-
   obligated, mandatorily
   redeemable convertiblE preferred
   securities of subsidiary DT
   Capital Trust holding solely
   convertible junior subordinated debentures
   of the Company                                         401                1,465                  802               2,905
                                                 ------------         ------------         ------------         ------------
Loss before benefit for
   income taxes                                        (8,092)              (1,432)              (9,254)               (456)

Benefit for income
   taxes                                               (2,700)                (527)              (2,996)               (160)
                                                 ------------         ------------         ------------         ------------

Net loss                                          $    (5,392)         $      (905)         $    (6,258)        $      (296)
                                                 ============         ============         ============         ============

Net loss per common share:

   Basic                                          $     (0.23)         $     (0.09)         $     (0.26)        $     (0.03)

   Diluted                                        $     (0.23)         $     (0.09)         $     (0.26)        $     (0.03)
                                                 ============         ============         ============         ============

Weighted average common shares outstanding:

      Basic                                        23,647,932           10,387,274           23,647,932          10,363,922

      Diluted                                     $23,647,932          $10,387,274          $23,647,932         $10,363,922
                                                 ============         ============         ============         ============

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DT INDUSTRIES, INC.

SEGMENT INFORMATION
(DOLLARS IN THOUSANDS)
(UNAUDITED)
--------------------------------------------------------------------------------

  Net sales for the Company's reportable segments consisted of the following:

                                             Three months ended                          Six months ended

                                                            December 23,                              December 23,
                                     December 29,               2001             December 29,             2001
                                         2002               As Restated              2002             As Restated
                                  --------------------    -----------------    -----------------    -----------------
     Net sales
        Material Processing            $22,026                 $31,294             $ 46,677             $ 57,893

        Precision Assembly               9,703                  15,167               26,992               34,046

        Packaging Systems               10,506                   8,975               16,357               20,644

        Assembly & Test                 20,033                  32,994               41,684               75,717

        Divested businesses                ---                     231                  ---                  792
                                  --------------------    -----------------    -----------------    -----------------
           Consolidated total          $62,268                 $88,661             $131,710             $189,092
                                  ====================    =================    =================    =================

     The reconciliation of segment operating income to consolidated income
     (loss) before income taxes consisted of the following:

                                                     Three months ended                       Six months ended

                                                                  December 23,                            December 23,
                                              December 29,            2001            December 29,            2001
                                                  2002             As Restated            2002            As Restated
                                            -----------------    ----------------    ---------------     ---------------
         Material Processing                  $   917                 $3,551              $ 3,165             $ 5,001

         Precision Assembly                    (2,809)                 1,622               (1,695)              3,463

         Packaging Systems                        (23)                  (736)                 (75)                407

         Assembly & Test                       (2,072)                (1,084)              (2,741)              1,785
                                            -----------------    ----------------    ---------------     ---------------
            Operating income (loss)
               for reportable segments         (3,987)                 3,353               (1,346)             10,656
                                            -----------------    ----------------    ---------------     ---------------
         Operating loss for divested
            businesses                            ---                    (37)                 ---                (105)

         Corporate                             (2,160)                   (85)              (4,124)             (1,737)

         Interest expense, net                 (1,544)                (3,198)              (2,982)             (6,365)

         Dividends on Company-
            obligated, mandatorily
            redeemable convertible
            preferred securities of
            subsidiary DT Capital Trust
            holding solely convertible
            junior subordinated
            debentures of the Company            (401)                (1,465)                (802)             (2,905)
                                            -----------------    ----------------    ---------------     ---------------
               Consolidated loss
                 before income taxes          $(8,092)               $(1,432)             $(9,254)             $ (456)
                                            =================    ================    ===============     ===============



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